                                                                      Exhibit 99

Wednesday October 14, 8:00 am Eastern Time

Company Press Release

PhyCor Announces Expansion of Securities
Repurchase Program

NASHVILLE, Tenn.--(BUSINESS WIRE)--Oct. 14, 1998--PhyCor, Inc. (Nasdaq/NM:PHYC - news) today announced that its $50 million common stock repurchase program previously announced on September 22, 1998, has been expanded into a securities repurchase program to include the Company's 4.5% Convertible Subordinated Debentures due 2003 and other securities, the economic terms of which are derived from the Company's common stock and/or debentures.

Transactions pursuant to the Company's repurchase program may be made from time to time in the open market and in privately negotiated transactions on terms and conditions acceptable to the Company.

PhyCor, Inc., headquartered in Nashville, Tennessee, is a physician practice management company that operates multi-specialty clinics, manages independent practice associations, and provides health care decision-support services to consumers. The Company operates 56 clinics with approximately 3,725 physicians in 29 states, manages IPAs with approximately 26,000 physicians in 36 markets, and, through CareWise, Inc., provides healthcare decision support services to over 2 million consumers.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risk and uncertainty that actual results may differ materially from those projected in these forward-looking statements. A discussion of important factors and assumptions regarding these statements and risks involved is contained in PhyCor's recent filings with the Securities and Exchange Commission.

For additional information about the Company, visit PhyCor's web site: http://www.phycor.com

----------

Contact:

     PhyCor Inc., Nashville
     Joseph C. Hutts or John K. Crawford, 615/665-9066

Wednesday October 14, 9:00 am Eastern Time

Company Press Release

PhyCor and Watson Clinic Suspend Transaction

NASHVILLE, Tenn. & LAKELAND, Fla.--(BUSINESS WIRE)--Oct. 14, 1998--
PhyCor, Inc. (Nasdaq/NM:PHYC - news) and Watson Clinic LLP today announced that they have agreed not to renew an interim management agreement which expired on August 31, 1998. In addition, PhyCor and Watson Clinic have suspended further activities relating to the completion of their previously announced transaction involving PhyCor's acquisition of certain of Watson Clinic's assets and the execution of a long-term service agreement.

Joseph C. Hutts, president and chief executive officer of PhyCor, said, "We have worked with the team at Watson Clinic for over a year to create a relationship that would benefit both parties. Watson Clinic is an excellent medical organization comprised of high quality physicians, nurses and supporting personnel, and we truly wanted to have them join with PhyCor.

"We have been unable to reconcile Watson Clinic's anticipated valuation levels with our investment parameters, which are tied to current capital market conditions. Accordingly, we have concluded that this investment does not compete favorably with other investment opportunities currently available to PhyCor, including growth of our existing clinics and IPAs, other multi-specialty group affiliations, and our securities repurchase program. We regret that these two organizations, which have developed a strong appreciation and respect for each other, are unable to come together at this time. We hope to continue our discussions relating to potential regional network initiatives."

John K. Crawford, executive vice president and chief financial officer of PhyCor, stated, "We do not believe this event will affect our ability to meet current earnings targets for 1998 and 1999, as we expect to redirect these funds to other investments, including our securities repurchase program."

Robert H. Chapman, M.D., chairman and chief executive officer of Watson Clinic LLP, said, "We have come to respect PhyCor as an organization. We regret that we will not consummate the anticipated agreement, but will continue to communicate with them and may well work together in certain areas. Watson Clinic is a strong organization with a long history. We will continue to serve the people of Central Florida and innovate the delivery of medical care in our region."

Watson Clinic LLP is a 175-physician multi-specialty group located in Lakeland, Florida, which delivers care in 17 medical offices and clinics.

PhyCor, Inc., headquartered in Nashville, Tennessee, is a physician practice management company that operates multi-specialty clinics, manages independent practice associations, and provides health care decision-support services to consumers. The Company operates 56 clinics with approximately 3,725 physicians in 29 states, manages IPAs with approximately 26,000 physicians in 36 markets, and, through CareWise, Inc., provides healthcare decision support services to over 2 million consumers.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risk and uncertainty that actual results may differ materially from those projected in these forward-looking statements. A discussion of important factors and assumptions regarding these statements and risks involved is contained in PhyCor's recent filings with the Securities and Exchange Commission.

For additional information about the Company, visit PhyCor's web site: http://www.phycor.com

Contact:

     PhyCor Inc., Nashville
     Joseph C. Hutts or John K. Crawford
     615/665-9066
     or
     Watson Clinic LLP
     Robert H. Chapman, M.D. or Michael A. Callahan
     941/680-7000